UNITED STATES

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM 8-K

                               CURRENT REPORT

                       Pursuant to Section 13 or 15(d)

                    of the Securities Exchange Act of 1934

       Date of Report (Date of Earliest Event Reported): March 18, 1997

                               ImmunoGen, Inc.
             (Exact name of registrant as specified in its charter)

      Massachusetts               0-17999                      04-2726691
(State or other jurisdiction  (Commission file number)        (IRS Employer
of incorporation)                                          Identification No.)

              333 Providence Highway, Norwood, Massachusetts 02062
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (617) 769-4242

ITEM 5.  OTHER EVENTS.
-------  -------------

On March 18, 1997, the Registrant publicly disseminated a press release announcing that development of its drug candidate, Oncolysin B, is being discontinued based on analysis of preliminary data from its Phase III clinical trial which found that Oncolysin B offered no advantage, when compared to the control arm of the study, in lymphoma patients following autologous bone marrow transplantation.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.
------- ----------------------------------

(c)     Exhibits.

        99.1	The Registrant's Press Release date March 18, 1997.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                   ImmunoGen, Inc.
                                                   (Registrant)

Date:	March 18, 1997                               /s/Frank J. Pocher
                                                   Frank J. Pocher
                                                   Executive Vice President,
                                                   Operations, and principal
                                                      financial officer

                                 EXHIBIT INDEX

Exhibit                                                      Sequential
Number               Description                             Page Number(s)

99.1                 The Registrant's Press Release Dated
                     March 18, 1997                          5 and 6

                                          Contact: Mitchel Sayare
                                          Chairman, CEO
                                          ImmunoGen, Inc.
                                          (617) 769-4242
                                                 or
                                          Gretchen L.P. Schweitzer or
                                          Lucy Morrison
                                          Feinstein Partners Inc.
                                          (617) 577-8110

For Immediate Release

                  IMMUNOGEN ENDS DEVELOPMENT OF ONCOLYSIN B
                             _________________

To Focus on Colorectal Cancer, Small-Cell Lung Cancer and Apoptosis Technology
                             _________________

Cambridge, MA, March 18, 1997--ImmunoGen, Inc. announced today that based on analysis of preliminary data from the Phase III trial of Oncolysin B, it will discontinue development of the drug candidate. It is the company's intention to focus its resources on potential products under development for the treatment of colorectal cancer, small-cell lung cancer, and on drug development based on proprietary apoptosis screens.

Oncolysin B was studied in a 47-center, Phase III clinical trial funded by the National Cancer Institute for the treatment of lymphoma patients, in which the drug is used subsequent to autologous bone marrow transplantation. The preliminary data, reviewed by an independent data monitoring committee, after the enrollment of 155 patients, indicated that Oncolysin B offered no advantage when compared to the control arm of the study.

"In light of the promise shown by our other compounds in preclinical development," said Mitchel Sayare, ImmunoGen CEO, "the continued development of this complex drug with ambiguous results is beyond ImmunoGen's resources." Mr. Sayare continued that, based on the company's strong patent position and its accumulated understanding of monoclonal antibody conjugates, it may seek a collaborator or licensee to continue the development of Oncolysin B at some time in the future.

ImmunoGen is developing a drug candidate for the treatment of colorectal cancer based on targeting the powerful chemotherapeutic agent DM1 directly to cancer cells through its attachment to an antibody that binds to a protein found on the surface of tumor cells. By linking the antibody to DM1, ImmunoGen has produced a product that is 100-times more potent than established cytotoxic agents in animal tests. In published mouse studies, this product completely eliminated transplanted human colon tumors. ImmunoGen currently has two patents covering the use of DM1 in conjugated forms. The company plans to begin human trials of this therapeutic in 1998.

Based on these encouraging data from colorectal cancer studies, ImmunoGen is delivering DM1 directly to small-cell lung cancer with a humanized version of an antibody that specifically binds to small-cell lung cancer cells. In preclinical studies, this product eradicated small-cell lung cancer tumors in mouse models. ImmunoGen is evaluating this product in advanced preclinical studies and is seeking a corporate partner to assist in its clinical development.

Apoptosis Technology, Inc., founded by ImmunoGen in 1993, has identified several key proteins which regulate apoptosis in cancer cells. Apoptosis is the natural process by which human cells die to protect the body against the spread of disease. In cell disorders such as cancer, this mechanism does not function properly, allowing destructive cancer cells to proliferate. Based on its discoveries, ATI has developed proprietary screens to identify leads for continued drug development.

ImmunoGen, Inc. (NASDAQ: IMGN) is developing innovative biopharmaceuticals for the treatment of cancer. The company has created potent immunoconjugates consisting of drugs coupled to monoclonal antibodies for delivery to and destruction of cancer cells.

This press release includes forward-looking statements reflecting management's current expectations based on its research. Various factors could cause future results to differ materially from these expectations, including, but not limited to: the availability of continued funding; uncertainties associated with early-stage research and development; the risk of technological change and competition; and other difficulties inherent in the development of new pharmaceutical products.


                                     ###